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                                                                      EXHIBIT 12

                         RAYONIER INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                        (Unaudited, thousands of dollars)


                                                                           Year Ended December 31,
                                                  ---------------------------------------------------------------------------
                                                    1996             l995            1994            1993             1992
                                                  ---------        ---------       ---------       ---------        ---------
Earnings:
Income (loss) from continuing operations
  before cumulative effect of
  accounting changes                              $    (160)       $ 142,348       $  70,032       $  52,466        $ (81,520)
Add (deduct):
  Undistributed equity (income) loss                   --               --              --              --              3,257
  Income tax                                        (13,297)          65,711          38,038          30,432          (50,366)
  Minority interest                                  27,474           29,897          32,419          22,508           22,702
Amortization of capitalized interest                  4,505            1,963           1,644           1,411            1,486
                                                  ---------        ---------       ---------       ---------        ---------
                                                     18,522          239,919         142,133         106,817         (104,441)

Adjustments to earnings for fixed charges:           27,662           33,615          31,065          23,368           21,327
  Interest and other financial charges                2,187            1,444           1,474           1,760            1,870
                                                  ---------        ---------       ---------       ---------        ---------
  Interest factor attributable to rentals            29,849           35,059          32,539          25,128           23,197
                                                  ---------        ---------       ---------       ---------        ---------

Earnings as adjusted                              $  48,371        $ 274,978       $ 174,672       $ 131,945        $ (81,244)
                                                  =========        =========       =========       =========        =========

Fixed charges:
  Fixed charges above                             $  29,849        $  35,059       $  32,539       $  25,128        $  23,197
  Capitalized interest                                2,664            1,346             194            --                893
                                                  ---------        ---------       ---------       ---------        ---------
  Total fixed charges                                32,513           36,405          32,733          25,128           24,090
                                                  ---------        ---------       ---------       ---------        ---------

Dividends on preferred stock (pre-tax
  income basis)                                        --               --              --              --                714
                                                  ---------        ---------       ---------       ---------        ---------

Total fixed charges and preferred
  dividend requirement                            $  32,513        $  36,405       $  32,733       $  25,128        $  24,804
                                                  =========        =========       =========       =========        =========

Ratio of earnings as adjusted to total fixed
  charges and preferred dividend requirement           1.49             7.55            5.34            5.25            *
                                                  =========        =========       =========       =========        =========

Effective tax rare                                      (42)%             32%             35%             37%             (38)%
                                                  =========        =========       =========       =========        =========


* Earnings are inadequate to cover total fixed charges and preferred dividend requirement by $106,048.